Exhibit 2.2

Execution Version

AGREEMENT TO EXCHANGE, TENDER AND SELL

This AGREEMENT TO EXCHANGE, TENDER AND SELL, dated as of October 10, 2014 (this “Agreement”), is made by and among Dialogic Inc., a Delaware corporation (the “Company”), Dialogic Corporation, a British Columbia corporation and subsidiary of the Company (“Dialogic Subsidiary”), Dialogic Group Inc., a Canadian corporation (“Parent”), Dialogic Merger Inc., a Delaware corporation (“Sub” and together with Parent, the “Acquiring Entities” and each, an “Acquiring Entity”), Obsidian, LLC, as agent under the Term Loan Agreement (as defined below) (the “Agent”), the entities listed on the signature pages hereto (each, a “Tennenbaum Fund” and collectively, the “Tennenbaum Funds”) and, solely for purposes of Section 8.11, Novacap TMT IV, L.P. (the “Sponsor”). Capitalized terms that are not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Dialogic Subsidiary entered into a third amended and restated credit agreement dated as of March 22, 2012 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), with the Agent and each Tennenbaum Fund, as lenders, pursuant to which an aggregate principal amount of $87,042,480 is outstanding under the Term Loan Agreement as of October 10, 2014 (such amount together withal accrued and unpaid interest with respect thereto, the “Term Loans”);

WHEREAS Parent, Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides, among other things, for Sub to commence a tender offer (the “Tender Offer”) for all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and following the consummation of the Tender Offer, the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to the willingness of the Company, Parent and Sub to enter into the Merger Agreement and as an inducement in consideration therefore, each Tennenbaum Fund has agreed, subject to the terms and conditions set forth herein, to (i) contribute the aggregate amount of Term Loans set forth opposite such Tennenbaum Fund’s name in column (3) on Schedule A attached hereto (the “Exchange Term Loans”) to the Company in exchange for the number of shares (the “Exchange Shares”) of the Common Stock set forth opposite such Tennenbaum Fund’s name in column (4) on Schedule A attached hereto on the terms and conditions set forth in this Agreement (the “Exchange Transaction”), (ii) tender all of its respective Covered Shares (as defined below) in the Tender Offer, and (iii) support and approve the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby;

WHEREAS, each Tennenbaum Fund will beneficially own following consummation of the Exchange Transaction the number of the shares of Common Stock set forth opposite such Tennenbaum Fund’s name in column (5) on Schedule A attached hereto (all of the shares of Common Stock which are beneficially owned by any Tennenbaum Fund as of the date hereof and any shares of Common Stock which may hereafter be beneficially owned by any

Tennenbaum Fund prior to the Termination Date (as defined below), whether by means of purchase or otherwise, including, without limitation, the Exchange Shares to be acquired pursuant to the Exchange Transaction described herein, are referred to in this Agreement as the “Covered Shares”); and

WHEREAS, each Tennenbaum Fund wishes to sell to Sub, and Sub wishes to purchase, prior to the Offer Closing, the aggregate principal amount of Term Loans set forth opposite such Tennenbaum Fund’s name in column (6) on Schedule A attached hereto together with all accrued and unpaid interest with respect thereto (the “Sale Term Loans”) for cash pursuant to the terms of this Agreement (the “Sale Transaction” and together with the Exchange Transaction and the Tender Offer, the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENT TO EXCHANGE

Section 1.1 Exchange Transaction. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6.1 below, the Company and each Tennenbaum Fund hereby agree that the aggregate amount of Exchange Term Loans set forth opposite such Tennenbaum Fund’s name in column (3) on Schedule A attached hereto shall be exchanged into the number of Exchange Shares set forth opposite such Tennenbaum Fund’s name in column (4) on Schedule A attached hereto.

Section 1.2 Procedure. At the Exchange Closing (as defined below) the Company shall deliver to each Tennenbaum Fund the number of Exchange Shares set forth opposite such Tennenbaum Fund’s name in column (4) on Schedule A attached hereto in the name of such Tennenbaum Fund, with the number of Exchange Shares computed based on an exchange price equal to the Tender Offer Price (as defined below). Upon the delivery by the Company to such Tennenbaum Fund of the number of Exchange Shares set forth opposite such Tennenbaum Fund’s name in column (4) on Schedule A attached hereto, such Tennenbaum Fund shall transfer its Exchange Term Loans to the Company. The Company shall hold the Exchange Term Loans and shall not contribute to Dialogic Subsidiary or to any other Person, or otherwise cancel, the Exchange Term Loans until immediately prior to the Offer Closing; provided, however, that, to the extent that the Offer is consummated, interest shall cease to accrue on the Exchange Term Loans as of the Exchange Closing.

Section 1.3 Exchange Closing. The date and time of the closing (the “Exchange Closing”) of the Exchange Transaction (the “Exchange Closing Date”) shall be 10:00 a.m., New York City time, on the date of that is three (3) Business Days immediately prior to the date upon which the Initial Offer Expiration Time or, if applicable, the Expiration Time is scheduled to occur (the “Expiration Date”), subject to the notification of satisfaction (or waiver) of the conditions to Exchange Closing set forth in Section 6.1 below (or such other date and time as is mutually agreed to by the Company, Parent and the Tennenbaum Funds). The Exchange Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

ARTICLE II

AGREEMENT TO TENDER AND REDEEM

Section 2.1 Tender of Covered Shares.

(a) Each Tennenbaum Fund hereby agrees that it shall, subject to the terms of this Agreement and in accordance with the terms, conditions and procedures of the Tender Offer set forth in the Merger Agreement (i) tender all of the Covered Shares beneficially owned by it, or cause all of the Covered Shares beneficially owned by it to be tendered, into the Tender Offer, no later than three (3) Business Days immediately prior to the date upon which the Initial Offer Expiration Time or, if applicable, the Expiration Time is scheduled to occur, and (ii) deliver to the depositary designated in the Tender Offer, certificates representing the Covered Shares (to the extent the Covered Shares are certificated), executed letters of transmittal and all other documents or instruments required to be delivered pursuant to the terms of the Tender Offer, and instruct such Tennenbaum Fund’s broker or such other person or entity who is the holder of record of any Covered Shares to tender such Covered Shares for exchange in the Tender Offer pursuant to the terms and conditions of the Tender Offer.

(b) Subject to the Offer Conditions and to all other terms and conditions of the Tender Offer set forth in the Merger Agreement, Sub hereby agrees to, upon the expiration of the Tender Offer and subject to the satisfaction or waiver of each of the conditions to the Tender Offer, accept for payment the Covered Shares so tendered and pay each Tennenbaum Fund the consideration pursuant to the terms and conditions of the Tender Offer for all Covered Shares so tendered promptly following such acceptance (it being agreed that the total consideration shall be the Offer Price (as adjusted pursuant to Section 1.01(c) of the Merger Agreement) (the “Tender Offer Price”).

(c) Each Tennenbaum Fund agrees that once the Covered Shares are tendered into the Tender Offer, such Tennenbaum Fund will not withdraw any Covered Shares from the Tender Offer; provided, that each Tennenbaum Fund shall be permitted to withdraw its tender of the Covered Shares following a termination of this Agreement in accordance with its terms.

Section 2.2 Sale/Acquisition.

(a) Except pursuant to the Tender Offer, for a period commencing with the date hereof until the Termination Date, each Tennenbaum Fund hereby agrees not to (i) sell, assign, transfer, hypothecate, lend, encumber or otherwise dispose of, directly or indirectly (“Transfer”), any Covered Shares beneficially owned by it (excluding liens securing bona fide indebtedness owed by the Tennenbaum Funds), or (ii) enter into any contract or other agreement, arrangement or understanding with respect to any Transfer of any Covered Shares beneficially owned by it. Notwithstanding the foregoing, each Tennenbaum Fund may Transfer all or any portion of the Covered Shares beneficially owned by it to any of its Affiliates; provided that in any such case, prior to and as a condition to the effectiveness of such Transfer, each such Affiliate to which any of such Covered Shares or any interest in any of such Covered Shares is or may be Transferred executes and delivers a joinder in the form of Exhibit A hereto (the “Joinder”).

(b) This Agreement shall in no way be construed to preclude any Tennenbaum Fund from acquiring additional shares of Common Stock, subject to compliance with applicable law, including Rule 14e-5 of Regulation 14E; provided, that any shares of Common Stock so acquired shall automatically be Covered Shares and shall be subject to the terms and conditions of this Agreement for so long as this Agreement remains in effect; provided further, that each Tennenbaum Fund shall give written notice to the Acquiring Entities no later than the third business day after acquiring beneficial ownership of any additional shares of Common Stock. Column (5) of Schedule A shall be updated by the applicable Tennenbaum Fund to include any additional shares of Common Stock so acquired by any Tennenbaum Fund.

Section 2.3 Preferred Share Redemption

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Section 6.2 below, simultaneously with the tender of the Covered Shares pursuant to Section 2.1, the applicable Tennenbaum Fund that is the holder of the single issued and outstanding share of Series D-1 Preferred Stock of the Company, par value $0.001 per share (the “Preferred Stock Share”) shall exercise its right under Section 13(a)(i) of the Certificate of Designations, Preferences and Rights of the Series D-1 Preferred Stock of Dialogic, Inc. (the “Certificate of Designations”) to cause the Company to redeem the Preferred Stock Share for $100 (the “Preferred Stock Share Redemption”); provided, however, that the applicable Tennenbaum Fund hereby waives its right to receive such $100 and acknowledges and agrees that the other transactions contemplated hereby and by the Merger Agreement provide adequate consideration for the Preferred Stock Share Redemption contemplated hereby.

(b) The Preferred Stock Share Redemption shall occur contemporaneously with the consummation of the Tender Offer (or such other date and time as is mutually agreed to by the Company, Parent, and the applicable Tennenbaum Fund). The election to cause the Company to redeem the Preferred Stock Share by the applicable Tennenbaum Fund in accordance with the Certificate of Designations shall be irrevocable, but subject to the satisfaction (or waiver) of the conditions to the Sale Closing set forth in Section 6.2 below; provided, that the applicable Tennenbaum Fund shall be permitted to withdraw its election to cause the Company to redeem the Preferred Stock Shares following a termination of this Agreement in accordance with its terms.

ARTICLE III

AGREEMENT TO SELL

Section 3.1 Sale of Sale Term Loans to Sub. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6.2 below, each Tennenbaum Fund shall sell to Sub, and Sub agrees to purchase from such Tennenbaum Fund on the Sale Closing Date (as defined below), the aggregate principal amount of Sale Term Loans set forth opposite such Tennenbaum Fund’s name in column (6) on Schedule A attached hereto together with all accrued and unpaid interest with respect thereto (the “Sale Closing”).

Section 3.2 Sale Closing. The Sale Closing shall occur on the Offer Closing Date, but prior to the Offer Closing (such date, the “Sale Closing Date”) (or such other date and time as is mutually agreed to by each Acquiring Entity and each Tennenbaum Fund) after notification of satisfaction (or waiver) of the conditions to the Sale Closing set forth in Section 6.2 below, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

Section 3.3 Sale Price. The sale price for the Sale Term Loans to be sold by each Tennenbaum Fund at the Sale Closing shall be equal to each such Tennenbaum Fund’s pro rata share of the Cash Consideration. For purposes of this Agreement, “Cash Consideration” shall mean $24,088,676, and each Tennenbaum Fund’s share of the Cash Consideration shall equal the amount set forth opposite such Tennenbaum Fund’s name in column (7) on Schedule A attached hereto.

Section 3.4 Form of Payment. On the Sale Closing Date, (i) Sub shall pay to each Tennenbaum Fund its pro rata share of the Cash Consideration for the aggregate principal amount of Sale Term Loans set forth opposite such Tennenbaum Fund’s name in column (6) on Schedule A attached hereto together with all accrued and unpaid interest with respect thereto, by wire transfer of immediately available funds in accordance with such Tennenbaum Fund’s written wire instructions set forth opposite such Tennenbaum Fund’s name in column (8) on Schedule A attached hereto and (ii) upon the delivery by Sub to such Tennenbaum Fund of the Cash Consideration pursuant to clause (i) above, the Sale Term Loans shall be transferred to Sub. For the avoidance of doubt, there will be no adjustment to the Cash Consideration for any fees, expenses or costs incurred after the Sale Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Tennenbaum Funds. Each Tennenbaum Fund hereby represents and warrants, severally and not jointly, to the Company and each Acquiring Entity as follows:

(a) Such Tennenbaum Fund will have following consummation of the Exchange Transaction good and marketable title to, and is the beneficial owner and sole legal owner of the Covered Shares (and, if applicable, the Preferred Stock Share) listed opposite such Tennenbaum Fund’s name in column (5) on Schedule A attached hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (except for restrictions or limitation under applicable federal or state securities laws and excluding liens securing bona fide indebtedness owed by the Tennenbaum Funds) (collectively, “Liens”). At the time that Sub consummates the Tender Offer, such Tennenbaum Fund shall have transferred and conveyed to Sub or its designee good and marketable title to the Covered Shares listed opposite such Tennenbaum Fund’s name in column (5) on Schedule A attached hereto, free and clear of all Liens.

(b) Such Tennenbaum Fund has been duly organized, and is validly existing and in good standing under the laws of its jurisdiction of formation, and such Tennenbaum Fund has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c) This Agreement has been duly authorized and validly executed and delivered by such Tennenbaum Fund and constitutes the valid and binding obligation of such Tennenbaum Fund, enforceable against such Tennenbaum Fund in accordance with its terms, subject to the Enforceability Exception.

(d) The execution, delivery and performance by such Tennenbaum Fund of this Agreement and the consummation by such Tennenbaum Fund of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Tennenbaum Fund or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Tennenbaum Fund is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws) applicable to such Tennenbaum Fund, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Tennenbaum Fund to perform its obligations hereunder. The consummation by such Tennenbaum Fund of the transactions contemplated hereby will not require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any governmental agency, authority, administrative or regulatory body, except where the failure to obtain such consents or approvals, or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Tennenbaum Fund of any of its obligations under this Agreement.

(e) There are no legal or governmental investigations, actions, suits or proceedings pending or, to such Tennenbaum Fund’s knowledge, threatened against or affecting such Tennenbaum Fund, its subsidiaries or any of its properties or to which such Tennenbaum Fund or its subsidiaries is or may be a party or to which any property of such Tennenbaum Fund is or may be the subject that, if determined adversely to such Tennenbaum Fund, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(f) None of the Tennenbaum Funds are subject to any provision of any applicable law or any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

(g) None of the Tennenbaum Funds was formed or organized for the specific purpose of making an investment in the Company. Each Tennenbaum Fund can bear the economic risk of a total loss of its investment in the Exchange Shares and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Exchange Shares.

(h) The Company has, prior to the date hereof, provided the Tennenbaum Funds with information regarding the business, operations and financial condition of the Company and has, prior to the date hereof, granted to the Tennenbaum Funds the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for the Tennenbaum Funds to make an informed decision with respect to its investment in the Exchange Shares.

Neither such inquiries nor any other due diligence investigations conducted by any Tennenbaum Fund or its advisors, if any, or its representatives shall modify, amend or affect such Tennenbaum Fund’s right to rely on the Company’s representations and warranties contained herein.

(i) The Tennenbaum Funds understand that the Exchange Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Tennenbaum Funds set forth in this Section 4.1 in order to determine the availability of such exemptions and the eligibility of the Tennenbaum Funds to acquire the Exchange Shares. Each of the Tennenbaum Funds acknowledge that, to such Tennenbaum Fund’s knowledge, it did not acquire the Exchange Shares based upon any advertisement in any publication of general circulation.

(j) The Tennenbaum Funds have reviewed and understand the terms of the Merger Agreement, and each Tennenbaum Fund has had the opportunity to consult with legal counsel in connection with this Agreement and the Merger Agreement. Each Tennenbaum Fund understands and acknowledges that the Acquiring Entities are entering into the Merger Agreement in reliance upon each such Tennenbaum Fund’s execution and delivery of this Agreement.

(k) None of the Tennenbaum Funds have taken any steps to seek protection pursuant to any bankruptcy law nor does any Tennenbaum Fund have any knowledge or reason to believe that their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Tennenbaum Funds are not, individually and on a consolidated basis, and as of the date hereof, and after giving effect to the transactions contemplated hereby, will not be Insolvent. As used herein, “Insolvent” means, with respect to any person or entity, (i) the present fair saleable value of such person’s or entity’s assets is less than the amount required to pay such person’s or entity’s total indebtedness, (ii) such person or entity is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person or entity intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person or entity has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(l) No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from Parent, Sub or the Company in connection with this Agreement or the Merger Agreement based upon any arrangement or agreement made by or as authorized by any of the Tennenbaum Funds.

Section 4.2 Representations and Warranties of the Acquiring Entities. Each Acquiring Entity represents and warrants, severally and not jointly, to each Tennenbaum Fund as follows, as applicable:

(a) Each Acquiring Entity is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction in which they are formed. Each Acquiring

Entity has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such transactions no further filing, consent, or authorization is required by any Acquiring Entity, its respective board of directors or other applicable governing body or its respective equityholders.

(b) This Agreement has been duly authorized and validly executed and delivered by each Acquiring Entity, and constitutes the valid and binding obligation of each Acquiring Entity, enforceable against each such entity in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution, delivery and performance by any Acquiring Entity of this Agreement and the consummation by any of the Company or any Acquiring Entity of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of any Acquiring Entity or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Acquiring Entity is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws) applicable to any Acquiring Entity, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Acquiring Entity to perform their respective obligations hereunder. The consummation by any Acquiring Entity of the transactions contemplated hereby will not require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any governmental agency, authority, administrative or regulatory body, except where the failure to obtain such consents or approvals, or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by any Acquiring Entity of any of its obligations under this Agreement.

(d) There are no legal or governmental investigations, actions, suits or proceedings pending or, to any Acquiring Entity’s knowledge, threatened against or affecting any Acquiring Entity, its respective subsidiaries or any of its properties or to which any Acquiring Entity or their respective subsidiaries is or may be a party or to which any property of any Acquiring Entity is or may be the subject that, if determined adversely to any Acquiring Entity, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(e) None of the Acquiring Entities has taken any steps to seek protection pursuant to any bankruptcy law nor does any Acquiring Entity have any knowledge or reason to believe that their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Acquiring Entities and its respective subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby, will not be Insolvent. As used herein, “Insolvent” means, with respect to any person or entity, (i) the present fair saleable value of such person’s or entity’s assets is less than the amount required to pay such person’s or entity’s total indebtedness, (ii) such person or entity is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person or entity intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person or entity has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(f) Each Acquiring Entity represents that it has not engaged any third party as broker or finder or incurred or become obligated to pay any commission or other remuneration in connection with the transactions contemplated by this Agreement.

(g) Each Acquiring Entity is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement. Such Acquiring Entity and its advisors, if any, have been afforded the opportunity to ask questions of the Company and the Tennenbaum Funds. Such Acquiring Entity has sought such accounting, legal and tax advice as it has considered necessary to make an investment decision with respect to the transactions contemplated hereby.

(h) None of the Acquiring Entities are subject to any provision of any applicable law or any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

Section 4.3 Representations and Warranties of the Company. The Company represents and warrants to each Tennenbaum Fund as follows:

(a) The Company is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such transactions no further filing, consent, or authorization is required by the Company, its board of directors or other applicable governing body or its equityholders.

(b) This Agreement has been duly authorized and validly executed and delivered by the Company, and constitutes the valid and binding obligation of the Company, enforceable against each such entity in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The issuance of the Exchange Shares is duly authorized by the Company and, upon issuance in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof imposed by or through the Company, with the holders of the Exchange Shares being entitled to all rights accorded to a holder of Common Stock.

(d) The execution, delivery and performance by any of the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws) applicable to the Company, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder. The consummation by the Company of the transactions contemplated hereby will not require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any governmental agency, authority, administrative or regulatory body, except where the failure to obtain such consents or approvals, or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Company of any of its obligations under this Agreement.

(e) There are no legal or governmental investigations, actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company, its subsidiaries or any of its properties or to which the Company or its subsidiaries is or may be a party or to which any property of the Company is or may be the subject that, if determined adversely to the Company, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(f) The Company represents that it has not engaged any third party as broker or finder or incurred or become obligated to pay any commission or other remuneration in connection with the transactions contemplated by this Agreement other than the engagement of any such third party for which the Company or the Acquiring Entities are paying its commission or other remuneration.

(g) Assuming the accuracy of the Tennenbaum Funds’ representations and warranties contained herein, the issuance and sale of the Exchange Shares under this Agreement will be effected in compliance with all applicable federal or state securities laws.

(h) The Company represents that none of the Tennenbaum Funds nor any of their representatives has received any material, nonpublic information with respect to the Company or any of its subsidiaries from the Company, any of its subsidiaries or any of their representatives that has not been disclosed to the Acquiring Entities; provided, however, that nonpublic information related to the Company’s past contacts, transactions, negotiations and agreements of the type contemplated by Item 1005 of Regulation M-A, particularly as such information may relate to Persons unaffiliated with the Acquiring Entities, shall not be considered “material, nonpublic information” for purposes of this Section 4.3(h).

ARTICLE V

COVENANTS

Section 5.1 Amendment of Merger Agreement. Each Acquiring Entity and the Company agree not to amend the Merger Agreement in a manner that would adversely affect any of the Tennenbaum Funds without the prior written consent of such Tennenbaum Fund.

Section 5.2 Bankruptcy. Until the consummation of the Transactions, neither the Company nor any of its subsidiaries, shall pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (a) commence a voluntary case, (b) consent to the entry of an order for relief against it in an involuntary case, (c) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official, (d) make a general assignment for the benefit of its creditors or (e) admit in writing that it is generally unable to pay its debts as they become due.

Section 5.3 Tender Offer. In the event that the Merger Agreement is terminated in accordance with its terms for any reason, (i) the Exchange Term Loan shall automatically be reinstated with the same priority as if the Exchange Transaction had never been consummated without any further action being required by any Party, and (ii) the Exchange Shares issued to each Tennenbaum Fund pursuant to the terms of the Exchange Transaction shall be cancelled by the Company without any consideration whatsoever. Furthermore, the Acquiring Entities each agree that they shall not exercise their rights under the Merger Agreement to extend the Offer after the Exchange Closing has occurred. The parties hereto acknowledge and agree that the provisions set forth in the two immediately preceding sentences are a material inducement for each Tennenbaum Fund to enter into this Agreement and the other applicable transaction documents and are an essential term of this Agreement.

Section 5.4 Equity Financing. Parent has delivered to the Tennenbaum Funds complete and correct copies of the executed Equity Undertaking Letter to provide, subject only to the terms and conditions expressly set forth therein, the Equity Financing. As of the date hereof, the Equity Undertaking Letter has not been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such Equity Undertaking Letter has not been withdrawn or rescinded in any respect. As of the date hereof, the Equity Undertaking Letter is in full force and effect and is the valid, binding and enforceable obligations of Parent, Sub and Sponsor, subject to the Enforceability Exception. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the net proceeds of the Equity Financing if funded (and applied) in accordance with the Equity Undertaking Letter are, in the aggregate, sufficient for Sub and the Surviving Corporation to pay (i) the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer (including the Covered Shares), (ii) the aggregate Merger Consideration, (iii) all amounts required to be paid pursuant to Section 3.04 of the Merger Agreement, and (iv) the aggregate amount payable to the Tennenbaum Funds in connection with the Sale Closing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or Sponsor under the Equity Undertaking Letter. The Equity Undertaking Letter contains all of the conditions precedent to the obligations of Sponsor thereunder to make the full amount of the Equity Financing available to Parent on the terms in the Equity Undertaking Letter.

Section 5.5 Section 16(b). The Company shall take all action necessary, including, without limitation causing the board of directors of the Company to pass appropriate resolutions, so that the issuance of the Exchange Shares to the Tennenbaum Funds and any return of the Exchange Shares to the Company by the Tennenbaum Funds shall be made in accordance with, and shall be subject to the exemptions contained in, Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Section 5.6 Dialogic Subsidiary. Dialogic Subsidiary hereby consents to all the transactions contemplated by this Agreement.

Section 5.7 Resignation of Agent. Upon the consummation of the Sale Transaction, the Agent hereby resigns pursuant to Section 23.8 of the Term Loan Agreement and appoints Sub as a successor Agent under the Term Loan Agreement.

Section 5.8 Security Interest. The parties hereto hereby acknowledge and agree that the Agent’s security interest and lien in the Collateral (as defined in the Term Loan Agreement) may not be amended, modified or altered in any respect (including, without limitation, any amendment or termination of any Uniform Commercial Code financing statement or other security agreement filing) until the Sale Transaction is consummated.

Section 5.9 Voting Covenant. Each Tennenbaum Fund hereby agrees that, until this Agreement is terminated in accordance with its terms, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, such Tennenbaum Fund shall cause all Covered Shares and the Exchange Shares (if applicable) to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof and (ii) each of the other transactions contemplated by the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of (i) the Company in the Merger Agreement or (ii) such Tennenbaum Fund under this Agreement; and

(c) against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which would reasonably be expected to, or is intended to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions, the Merger Agreement or this Agreement.

Section 5.10 Registration Rights Agreement. Each Tennenbaum Fund that is party to that certain Amended and Restated Registration Rights Agreement, dated as of March 22, 2012, or that certain Registration Rights Agreement, dated as of February 7, 2013 (collectively, the “Registration Rights Agreements”) hereby agrees that: (i) until such time as this Agreement is terminated in accordance with its terms, such Tennenbaum Fund will not exercise any of its rights under the Registration Rights Agreements, if any, without the express prior written consent of Parent and (ii) as of the Effective Time, without any further or additional action by any of the parties, the Company, Parent, Sub and such Tennenbaum Fund shall have no further rights, obligations or duties in respect of one another under the Registration Rights Agreements or in respect thereof. Notwithstanding anything to the contrary set forth herein, upon the termination of the Merger Agreement in accordance with its terms, the Registration Rights Agreements shall remain in full force and effect.

Section 5.11 Break Fee Note. In the event that the Company is obligated to issue a Break Fee Note pursuant to the provisions of Article IX of the Merger Agreement, each Tennenbaum Fund hereby agrees to (i) consent to the issuance of the Break Fee Note (including by granting any consent necessary to the issuance of such Break Fee Note under the Term Loan Agreement or any related agreement, and (ii) to enter into an intercreditor agreement in customary form with the Acquiring Entities, the Company and the Dialogic Subsidiary, pursuant to which, among other things, the Tennenbaum Funds will each acknowledge and agree the obligations of the Company under the Break Fee Note shall be ranked senior to the Term Loans.

Section 5.12 No Solicitation. Prior to the termination or consummation of the transactions contemplated by the Merger Agreement, each of the Tennenbaum Funds agrees that it shall not, directly or indirectly, and shall not authorize or permit its Affiliates or representatives to directly or indirectly (a) solicit, initiate, encourage, induce or facilitate the submission or announcement of any Acquisition Proposal; (b) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; (e) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (f) agree to do any of the foregoing.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to the Exchange Transaction.

(a) The obligation of the Company hereunder to consummate the Exchange Transaction at the Exchange Closing is subject to the satisfaction, at or before the Exchange Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Tennenbaum Fund with prior written notice thereof:

(i) Such Tennenbaum Fund shall have duly executed and delivered this Agreement to the Company;

(ii) The representations and warranties of such Tennenbaum Fund shall be true and correct as of the date when made and as of the Exchange Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Tennenbaum Fund shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Tennenbaum Fund at or prior to the Exchange Closing Date; and

(b) The obligation of each Tennenbaum Fund hereunder to consummate the Exchange Transaction at the Exchange Closing is subject to the satisfaction, at or before the Exchange Closing Date, of each of the following conditions, provided that these conditions are for each Tennenbaum Fund’s sole benefit and may be waived by the Tennenbaum Funds at any time in their sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered this Agreement to each Tennenbaum Fund;

(ii) The Offer shall not have been extended to a date that is later than three (3) Business Days after the Exchange Closing Date;

(iii) Each Acquiring Entity shall have delivered and executed a letter to such Tennenbaum Fund certifying that (i) all Offer Conditions have been satisfied, or are reasonably expected to be satisfied as of the Exchange Closing Date (other than the Minimum Tender Condition and the Exchange Agreement Condition) and (ii) no Parent Material Adverse Effect has occurred as of the Exchange Closing Date.

(iv) The representations and warranties of the Company under this Agreement shall be true and correct as of the date when made and as of the Exchange Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Exchange Closing Date.

Section 6.2 Conditions to the Sale Transaction.

(a) The obligation of all of the parties to consummate the Sale Transaction at the Sale Closing is subject to the satisfaction, at or before the Sale Closing Date, of each of the following conditions, provided that these conditions are for the benefit of all the parties and may only be waived with the consent of all of the parties:

(i) All governmental, regulatory or third party consents and approvals, if any, necessary for the purchase of the Sale Term Loans shall have been obtained;

(ii) Each of the Company, Dialogic Subsidiary, the Subsidiary Guarantors (as defined in the Term Loan Agreement), and the Tennenbaum Funds shall have duly executed and delivered a pay-off release in the form attached hereto as Exhibit B; and

(iii) The Exchange Transaction shall have been consummated.

(b) The obligation of each Tennenbaum Fund hereunder to consummate the Sale Transaction at the Sale Closing is subject to the satisfaction, at or before the Sale Closing Date, of each of the following conditions, provided that these conditions are for each Tennenbaum Fund’s sole benefit and may be waived by the Tennenbaum Funds at any time in their sole discretion by providing each Acquiring Entity with prior written notice thereof:

(i) Each Acquiring Entity shall have duly executed and delivered this Agreement to such Tennenbaum Fund;

(ii) The representations and warranties of each Acquiring Entity under this Agreement shall be true and correct as of the date when made and as of the Sale Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and each Acquiring Entity shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Sale Closing Date; and

(iii) Each Acquiring Entity shall have delivered and executed a letter to such Tennenbaum Fund certifying that (A) all Offer Conditions have been satisfied, or are reasonably expected to be satisfied as of the Sale Closing Date (other than the Exchange Agreement Condition), (B) no Parent Material Adverse Effect has occurred as of the Exchange Closing Date and (C) the Tender Offer shall be consummated simultaneously or immediately following the Sale Closing.

(c) The obligation of Sub hereunder to consummate the Sale Transaction at the Sale Closing is subject to the satisfaction, at or before the Sale Closing Date, of each of the following conditions, provided that these conditions are for the Company’s and Sub’s benefit and may only be waived by each of the Company and Sub in their respective sole discretion by providing each Tennenbaum Fund with prior written notice thereof:

(i) Each Tennenbaum Fund shall have duly executed and delivered this Agreement to the Company and Sub;

(ii) all Offer Conditions have been satisfied, or are reasonably expected to be satisfied as of the Sale Closing Date (other than the Exchange Agreement Condition);

(iii) Each Tennenbaum Fund shall have delivered and executed a letter to Company and Sub certifying that all conditions to such Tennenbaum Fund’s obligation to consummate the Sale Closing have been satisfied, or are reasonably expected to be satisfied as of the Sale Closing Date, and (B) the Sale Closing shall be consummated immediately prior to the Offer Closing; and

(iv) The representations and warranties of such Tennenbaum Fund shall be true and correct as of the date when made and as of the Sale Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Tennenbaum Fund shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Sale Closing Date.

ARTICLE VII

TERMINATION

Section 7.1 This Agreement, and all rights and obligations of the parties hereunder, and all rights and obligations of the parties hereunder, may be terminated at any time prior to the consummation of the Merger (as defined in the Merger Agreement) as set forth below (such date and time, the “Termination Date”):

(a) by any of the Tennenbaum Funds, any of the Acquiring Entities or the Company, if the Merger Agreement has been terminated in accordance with its terms;

(b) by any of the Tennenbaum Funds, if, without the prior written consent of each of the Tennenbaum Funds, the Merger Agreement is being amended or modified or any of the Company’s or any Acquiring Entity’s rights under the Merger Agreement is being waived, in each case, in a manner that is adverse to the Tennenbaum Funds, including, without limitation any such amendment, modification or waiver that results in (1) a decrease in the Tender Offer Price, (2) a change in the form of consideration to be paid in the Tender Offer, (3) the imposition of any condition to the Tender Offer not set forth in the Merger Agreement as in effect on the date hereof or (4) any change in the number of shares of Common Stock subject to the Tender Offer;

(c) by any of the Tennenbaum Funds, if the Tender Offer is terminated or withdrawn by any Acquiring Entity,

(d) by any of the Tennenbaum Funds, if all Offer Conditions are satisfied (or reasonably likely to be satisfied at the closing of the Tender Offer) and the Tender Offer expires in accordance with its terms (subject to any extensions permitted thereunder) without Sub having accepted for payment the Covered Shares validly tendered in the Tender Offer;

(e) by any of the Tennenbaum Funds, any of the Acquiring Entities or the Company, if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

(f) by any of the Tennenbaum Funds, if there is a material breach of this Agreement by any Acquiring Entity or the Company, which (i) is not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (x) thirty (30)

calendar days following the Tennenbaum Funds’ delivery of written notice to the Company or the applicable Acquiring Entity of such breach and (y) the Outside Date; provided that the Tennenbaum Funds shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if (x) any Tennenbaum Fund is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any Acquiring Entity has the right to terminate this Agreement pursuant to Section 7.1(g);

(g) by any Acquiring Entity, if there is a material breach of this Agreement by any Tennenbaum Fund or the Company, which (i) is not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (x) thirty (30) calendar days following the delivery by any Acquiring Entity of written notice to the Company or the applicable Tennenbaum Fund of such breach and (y) the Outside Date; provided that the Acquiring Entities shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if (x) any Acquiring Entity is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any Tennenbaum Fund has the right to terminate this Agreement pursuant to Section 7.1(f);

(h) by the written consent of each Acquiring Entity, the Company and each Tennenbaum Fund;

(i) by any of the Tennenbaum Funds, the Company or any Acquiring Entity if the Exchange Closing or Sale Closing has not occurred prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date; or

(j) by any of the Tennenbaum Funds or any Acquiring Entity, upon a Company Adverse Recommendation Change.

Section 7.2 Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person or entity in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person or entity shall have any rights against such party), whether under contract, tort or otherwise, (ii) each Tennenbaum Fund shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, the Covered Shares from the Tender Offer and (iii) Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all Covered Shares to the registered holders thereof. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, that any claim against any party for monetary damages or other remedies shall be subject to the limitations set forth in Section 11.11 of the Merger Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Further Assurances.

(a) Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of such party’s obligations under this Agreement.

(b) Each party agrees that at all times prior to the Termination Date it shall take no action with the intention or effect of hindering or delaying the transactions contemplated by this Agreement.

Section 8.2 Public Announcements. No Tennenbaum Fund shall make any public announcement regarding this Agreement and the transactions contemplated hereby, except (i) as required by applicable law, rule or regulation, including, without limitation with respect to any Schedule 13D filing or (ii) with the prior written consent of the Company and each Acquiring Entity. Each Tennenbaum Fund hereby authorizes the Company to disclose in any Tender Offer documents the aggregate ownership of the Covered Shares by the Tennenbaum Funds and the nature of their commitments, arrangements and understandings under this Agreement; provided, however, that the Company shall (i) afford each Tennenbaum Fund a reasonable opportunity to review the Tender Offer documents and (ii) make any modifications or revisions thereto related to any disclosure related to the Tennenbaum Funds reasonably requested by any Tennenbaum Fund.

Section 8.3 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on (i) the date of personal delivery, or (ii) the date of confirmed facsimile transmission if so acknowledged to have been received before 5:00 p.m. Eastern time on a business day at the location of receipt and otherwise on the next following business day, or (iii) confirmed delivery by a nationally recognized courier service (service charges prepaid), or (iv) upon receipt of electronic mail transmission (receipt confirmation requested) with confirmation of receipt, and shall be addressed as follows (or to such other address as any party may request by written notice):

If to the Tennenbaum Funds, at the addresses set forth opposite such Tennenbaum Fund’s name in column (2) on Schedule A attached hereto;

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.
E-mail:	eleazer.klein@srz.com

and

If to the Company, to:

Dialogic Inc.
6700, Cote-de-Liesse Road
Suite 100
Saint-Laurent, Quebec
H4T 2B5 Canada
Telephone:	(514) 832-3577
Facsimile:	(514) 745-5588
Attention:	Anthony Housefather
Email: anthony.housefather@dialogic.com

With a copy (for informational purposes only) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Telephone:	(212) 634-3060
Facsimile:	(212) 653-8701
Attention:	Shon Glusky, Esq.
Email: SGlusky@sheppardmullin.com

If to an Acquiring Entity, to:

375 Boul. Roland-Therrien
Suite 210
Longueuil, Quebec J4H 4A6
Telephone:	(450) 651-7585
Facsimile:	(450) 651-7585
Attention:	Bruno Duguay

Email: bduguay@novacap.ca

With a copy (for informational purposes only) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Telephone:	(617) 570-1067
Facsimile:	(617) 523-1231
Attention:	Jocelyn Arel, Esq.
Jared G. Jensen, Esq.
Email: jarel@goodwinprocter.com
jjensen@goodwinprocter.com

Section 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer, nor shall it confer, upon any person or entity other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.7 Governing Law; Jurisdiction. THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Merger Agreement and the Equity Undertaking Letter) or the negotiation, execution or performance hereof or thereof, and each of the parties to this Agreement hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.3. Nothing in this Section 8.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law

Section 8.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY TENNENBAUM FUND, ANY ACQUIRING ENTITY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither the Company nor any Acquiring Entity may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each of the Tennenbaum Funds; provided, however, that the Company and the Acquiring Entities may freely assign their respective rights to an affiliate of the Company or the Acquiring Entities, as applicable, without such prior written approval but no such assignment shall relieve the Company or any of the Acquiring Entities, as applicable, of any of its obligations hereunder. Subject to Section 2.2(a), no Tennenbaum Fund may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company or the Acquiring Entities. Any purported assignment without such consent shall be void.

Section 8.10 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11 Remedies; Limitation on Liability.

(a) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the parties hereto agree that, prior to the valid termination of this Agreement in accordance with Section 7.1, but in all cases subject to the specific requirements set forth in Section 8.11(b) (as it relates to obtaining a remedy contemplated by this Section 8.11(a) with respect to causing the Equity Financing to be funded), each of the Tennenbaum Funds and the Acquiring Entities shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 8.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Tennenbaum Fund and Acquiring Entity accordingly agrees, subject in all respects to Section 8.11(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 8.11. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 8.11. Each Tennenbaum Fund and each Acquiring Entity acknowledges and agrees that, except to the extent set forth in Section 8.11(b), (i) each Tennenbaum Fund and Acquiring Entity shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Tennenbaum Funds nor the Acquiring Entities would have entered into this Agreement.

(b) Notwithstanding the foregoing, the right of the Tennenbaum Funds to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time whether under this Agreement, the Merger Agreement, the Equity Undertaking Letter or the Limited Guarantee) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Sale Closing, all the conditions set forth in Sections 6.2(a) and 6.2(c) of this Agreement, would have been satisfied if the Sale Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Sale Closing, each of which shall be capable of being satisfied at the Sale Closing); and

(ii) The Tennenbaum Funds shall have irrevocably confirmed to Parent in writing that if the Equity Financing is funded, they will each respectively take such actions that are within their control to cause the Sale Closing to occur.

(c) Maximum Recourse: Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, but subject to Section 8.11(e):

(i) Tennenbaum Funds Maximum Monetary Liability. The maximum aggregate liability of the Tennenbaum Funds for monetary damages in connection with this Agreement, the Merger Agreement, the Equity Undertaking Letter, the Limited Guarantee or any of the Transactions shall be limited to $34,180,000 (the “Tennenbaum Maximum Monetary Liability”), and in no event shall the Sponsor or the Acquiring Entities seek or obtain, nor shall they permit any of their respective Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award aggregating in excess of the Tennenbaum Maximum Monetary Liability against the Tennenbaum Funds, and in no event shall the Sponsor or the Acquiring Entities or any other Person be entitled to seek or obtain any monetary damages of any kind aggregating in excess of the Tennenbaum Maximum Monetary Liability against the Tennenbaum Funds, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Undertaking Letter, the Limited Guarantee, the Merger Agreement or the Transactions including damages arising out of or relating to any breach by any of the Tennenbaum Funds, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(ii) Acquiring Entities Maximum Monetary Liability. The maximum aggregate liability of Sponsor and the Acquiring Entities for monetary damages in connection with this Agreement, the Merger Agreement, the Equity Undertaking Letter, the Limited Guarantee or any of the Transactions shall be limited to $34,180,000 (the “Sponsor Maximum Monetary Liability”), and in no event shall the Company or the Tennenbaum Funds seek or obtain, nor shall they permit any of their respective Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award aggregating in excess of the Sponsor Maximum Monetary Liability against Sponsor or the Acquiring Entities, and in no event shall the Company or any Tennenbaum Fund or any other Person be entitled to seek or obtain any monetary damages of any kind aggregating in excess of the Sponsor Maximum Monetary Liability against Sponsor or the Acquiring Entities, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Undertaking Letter, the Limited Guarantee, the Merger Agreement or the Transactions including damages arising out of or relating to any breach by Sponsor or any of the Acquiring Entities, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(d) Non-Recourse Parties. Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Undertaking Letter, which excludes, for the avoidance of doubt, Sponsor and the Acquiring Entities) have any liability for monetary damages to the Tennenbaum Funds, the Company or its Subsidiaries or any Non-Recourse Tennenbaum Party (as defined below) relating to or arising out of this Agreement, the Equity Undertaking Letter, the Limited Guarantee, the Merger Agreement or the Transactions, other than Sponsor’s obligations under the Equity Undertaking Letter and the Limited Guarantee and other than the obligations of the Acquiring Entities to the extent expressly provided in the Merger Agreement and herein, or (ii) any former, current or future general or limited partners, equity holders, controlling persons, directors, officers, employees, managers, members, advisors, Affiliates, agents or assignee of any of the Tennenbaum Funds or any former, current or future general or limited partners, equity holders, controlling persons, directors, officers, employees, managers, members, advisors, Affiliates, agents or assignee of any of the foregoing (those Persons described in clause (ii), excluding the Tennenbaum Funds, each being referred to as a “Non-Recourse Tennenbaum Party”) have any liability for monetary damages to Sponsor, the Acquiring Entities, the Company or its Subsidiaries or any Non-Recourse Parent Party relating to or arising out of this Agreement, the Equity Undertaking Letter, the Limited Guarantee, the Merger Agreement or the Transactions. In no event shall the Tennenbaum Funds seek or obtain, nor shall any of them permit any of their respective Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Undertaking Letter or the Merger Agreement or the transactions contemplated hereby and thereby (including, any breach by Sponsor or the Acquiring Entities), the termination of this Agreement, the failure to consummate the Exchange Agreement Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from the Acquiring Entities to the extent expressly provided for in the Merger Agreement and in this Agreement, or the Sponsor to the extent expressly provided for in the Equity Undertaking Letter and the Limited Guarantee. In no event shall the Sponsor or the Acquiring Entities seek or obtain, nor shall any of them permit any of their respective Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Tennenbaum Party with respect to, this Agreement, the Limited Guarantee, the Equity Undertaking Letter or the Merger Agreement or the transactions contemplated hereby and thereby (including, any breach by any Tennenbaum Fund), the termination of this Agreement, the failure to consummate the Exchange Agreement Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(e) Effects on Limitations. The parties acknowledge and agree that nothing in Section 8.11 shall be deemed to affect any party’s right to specific performance pursuant to and in accordance with Section 8.11(a). Without limiting the generality of the foregoing, the rights and remedies set forth in Sections 8.11(a) and 8.11(b) above shall be exercisable, in accordance with the terms thereof, without regard to the maximum limitations on liability set forth in Section 8.11(c).

Section 8.12 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 8.13 Amendment; Waiver. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party; provided, that the applicable Tennenbaum Fund may amend column (5) of Schedule A hereto without the consent of the other parties to give effect to the acquisition of additional shares of Common Stock after the date hereof by such Tennenbaum Fund.

* * * *

[The next page is the signature page.]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

DIALOGIC INC.

By:	/s/ Kevin Cook
	Name:	Kevin Cook
	Title:	Chief Executive Officer

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

DIALOGIC CORPORATION

By:	/s/ Kevin Cook
	Name:	Kevin Cook
	Title:	Chief Executive Officer

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

OBSIDIAN, LLC

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Authorized Person

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

DIALOGIC GROUP INC.

By:	/s/ Stephane Tremblay
	Name:	Stephane Tremblay
	Title:	President

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

DIALOGIC MERGER INC.

By:	/s/ Stephane Tremblay
	Name:	Stephane Tremblay
	Title:	President

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Managing Partner

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Managing Partner

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

SPECIAL VALUE EXPANSION FUND, LLC

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Managing Partner

[Signature Page to Agreement to Exchange, Tender and Sell]

The Company, Dialogic Subsidiary, the Agent, each Acquiring Entity, each Tennenbaum Fund and the Sponsor have caused this Agreement to Exchange, Tender and Sell to be executed as of the date first written above.

Solely for purposes of Section 8.11:
NOVACAP TMT IV, L.P.

By:	Novacap Management Inc.
Its:	General Partner

By:	/s/ Pascal Tremblay
	Name:	Pascal Tremblay
	Title:	President and Managing Partner

By:	/s/ Stephane Tremblay
	Name:	Stephane Tremblay
	Title:	Senior Partner

[Signature Page to Agreement to Exchange, Tender and Sell]